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                                         Filed pursuant to
PROSPECTUS SUPPLEMENT                    Rule 424(b)(3)
---------------------                    Registration No. 33-65497

(To Prospectus dated January 22, 1996)
(As supplemented by prospectus supplement dated January 24, 1996)

                           TELE-COMMUNICATIONS, INC.

           TELE-COMMUNICATIONS, INC. SERIES A TCI GROUP COMMON STOCK
                              ($1.00 PAR VALUE)

      TELE-COMMUNICATIONS, INC. SERIES A LIBERTY MEDIA GROUP COMMON STOCK
                               ($1.00 PAR VALUE)
                               -----------------

        On January 26, 1996, Acclaim Entertainment, Inc. (the "Selling Stockholder") sold 40,000 shares of the Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share (the "Series A Liberty Group Common Stock"). All 40,000 shares of Series A Liberty Group Common Stock were sold by the Selling Stockholder to SJP Investors ("SJP") at the following prices: 10,000 shares at $26-3/16 per share, 15,000 shares at $26-5/16 per share and 15,000 shares at $26-7/16 per share. No comissions were paid to SJP in connection with such sales.

        On January 29, 1996, the Selling Stockholder sold 40,000 shares of the Series A Liberty Group Common Stock. All 40,000 shares of Series A Liberty Group Common Stock were sold by the Selling Stockholder to SJP at the following prices: 15,000 shares at $26-9/16 per share, 10,000 shares at $26-13/16 per share and 15,000 shares at $26-15/16 per share. No commissions were paid to SJP in connection with such sales.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSIION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------

          The date of this Prospectus Supplement is January 31, 1996